Exhibit 10.3

Upbound Group, Inc.
Form of Restricted Stock Unit
Award Agreement (RSU)

THIS AWARD AGREEMENT, made as of the [Grant Date:Month Date, Year], between Upbound Group, Inc. (the “Company”) and [Participant Name:First Name Last Name] (the “Employee”), pursuant to the Upbound Group, Inc. 2026 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”). Capitalized terms that are used but not defined in this Award Agreement have the meaning as set forth in the Plan.

1.            Company Stock Award. Subject to the vesting and other terms and conditions set forth in this Award Agreement, the Company hereby grants to the Employee [Granted:Shares Granted] restricted stock units (“RSUs”). Each RSU entitles the Employee to receive one (1) share of Common Stock (each, a “Share”), subject to the terms and conditions of this Award Agreement and the Plan.

2.            Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Award Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions of this Award Agreement. The Employee acknowledges receipt of a copy of the Plan prior to the execution of this Award Agreement.

3.            Vesting of Right to Receive Shares.

(a)          General. Subject to the further provisions of this Award Agreement, the Employee’s right to receive the Shares covered by this Award Agreement shall become vested (if at all) in three substantially equal installments upon the first, second and third anniversary of the date of this Award Agreement, provided the Employee remains continuously employed by the Company or a subsidiary of the Company through such anniversary.

(b)          Accelerated Vesting.

(i)             Death or Disability. If, before any applicable vesting date described in Section 3(a) above, the Employee’s employment or other service with the Company and its subsidiaries is terminated due to the Employee’s death or “Disability” (as defined below), then the Employee’s right to receive the Shares covered by this Award Agreement (to the extent not previously vested) will become fully vested on the date of termination.

(ii)            Termination Without Cause or For Good Reason. If the Employee’s employment or other service with the Company is terminated by the Company without Cause, or by the Employee for Good Reason, the Employee’s right to receive the Shares covered by this Award Agreement (to the extent not previously vested) will become vested on a Pro Rata Basis as of the termination date and the Employee’s right to receive Shares covered by this Award Agreement that do not become so vested will thereupon terminate and be canceled.

(iii)            Retirement. If the Employee’s employment or other service with the Company is terminated by the Employee on or after the date that the Employee achieves Retirement Eligibility and the Employee provides at least ninety (90) days’ written notice of such termination to the Company’s Chief Human Resources Officer, then the Employee’s right to receive the Shares covered by this Award Agreement (to the extent not previously vested) will become vested on a Pro Rata Basis as of the termination date and the Employee’s right to receive Shares covered by this Award Agreement that do not become so vested will thereupon terminate and be canceled.

(iv)            Change in Control. In the event of a Change in Control, the RSUs granted hereunder will be treated in accordance with Section 13(b) of the Plan.

(v)            Condition to Accelerated Vesting. As a condition to the vesting of the Employee’s right to receive the Shares covered by this Award Agreement as set forth in Section 3(b)(i)–(iii) of this Award Agreement, the Company may require the Employee (or the Employee’s beneficiary, legal representative or estate, as the case may be, in the event of the Employee’s death) to execute and not revoke a separation and general release agreement in the form determined in the sole discretion of the Company, which may include restrictive covenants and must become effective within sixty (60) days after the termination date.

(c)          Definitions.

(i)             For purposes of this Award Agreement and Section 13(b)(i) of the Plan, “Cause” means (A) if the Employee is a party to a transition or employment agreement with the Company, which agreement includes a definition of “Cause,” “Cause” as defined in that agreement or (B) if the Employee is not a party to such a transition or employment agreement, “Cause” means the occurrence of any of the following: (1) the Employee’s conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction, (2) the Employee’s participation in, a fraud or theft against the Company or any customer, related party or client of the Company, (3) the Employee’s engagement in gross misconduct that causes financial or reputation harm to the Company, or (4) the Employee’s material breach of the Company’s written policies.

(ii)            The term “Disability” means the inability of the Employee to substantially perform the customary duties and responsibilities of the Employee’s employment or other service with the Company or an affiliate for a period of at least 120 consecutive days or 120 days in any 12-month period by reason of a physical or mental incapacity that is expected to result in death or last indefinitely, as determined by a duly licensed physician appointed by the Company.

(iii)           For purposes of this Award Agreement and Section 13(b)(i) of the Plan, “Good Reason” means (A) if the Employee is a party to a transition or employment agreement with the Company, which agreement includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (B) if the Employee is not a party to such a transition or employment agreement, “Good Reason” means the occurrence of any of the following: (1) the relocation by more than fifty (50) miles of the Employee’s primary work location to a new primary work location (except for any remote work arrangement), or (2) a diminution of the Employee’s base salary in effect immediately before a Change in Control by more than 10%, other than as part of an across-the-board salary reduction that includes senior management of the Company; provided, however, that the Employee must provide the Company with notice of the existence of the Good Reason condition within ninety (90) days of the condition first occurring and provide the Company with thirty (30) business days following notice thereof to correct the condition.

(iv)           The term “Pro Rata Basis” means the number of Shares covered by this Award Agreement to the extent not previously vested, multiplied by a fraction, the numerator of which is the number of days elapsed from the date of this Award Agreement through the date the Employee’s employment or other service terminated, and the denominator of which is equal to the number of days from the date of this Award Agreement through the final vesting date described in Section 3(a) above.

(v)            The term “Retirement Eligibility” means the Employee is at least sixty (60) years old with at least five (5) years of continuous service with the Company.

4.            Termination of Employment or Service. Upon the termination of the Employee’s employment or other service with the Company and its subsidiaries for any reason other than as described in Section 3(b), the Employee’s right to receive Shares covered by this Award Agreement, to the extent not previously vested or terminated, will thereupon terminate and be canceled. If Cause exists at the time the Employee’s employment or other service with the Company is terminated, the provisions of Section 3(b) of this Award Agreement will not apply and the Employee’s right to receive Shares covered by this Award Agreement, to the extent not previously vested, will thereupon terminate and be canceled.

5.            Restoration. The Employee has been provided and is privy to intellectual property, trade secrets and other confidential information of the Company. As applicable, as provided in the Loyalty and Confidentiality Agreement, the Business Confidentiality Agreement, any employment agreement and/or the Confidential Information and Invention Assignment Agreement or any other applicable agreement, in each case between the Employee and the Company (including any predecessor thereto) (such agreements collectively referred to herein as the “Loyalty Agreement”), for the period of time specified therein following the Employee’s termination of employment or other service, the Employee has agreed to comply with the terms of the Loyalty Agreement, including restrictive covenants. In exchange for the benefits conveyed to Employee by this Award Agreement, Employee agrees not to challenge the reasonableness and enforceability of the restrictions as written in the Loyalty Agreement. The parties hereto understand and agree that the promises in this Award Agreement and those in the Loyalty Agreement, including restrictive covenants, and not any employment of or services performed by the Employee in the course and scope of that employment or other service, are the sole consideration for the Shares covered by this Award Agreement. Further, it is agreed that should the Employee violate or be in breach of any restrictions in the Loyalty Agreement (which determination shall be made in the discretion of the Committee), (a) the Employee shall immediately return to the Company any Shares, whether or not vested, which were received hereunder, (b) the Employee shall immediately send to the Company at the address below in the form of a check, (i) the proceeds from any Shares received hereunder that were sold to a third party or (ii) the Fair Market Value of any Shares received hereunder which were transferred for no consideration to a third party (e.g., a gift or transfer to a trust), provided that the determination of the Fair Market Value of such Shares shall be made by the Committee as of the date of such violation or breach, and (c) all of the Employee’s rights to the Shares shall be revoked and the Employee will have no further rights with respect to the Shares. In addition, based on the understanding that Employee’s commitment to abide by and not challenge the enforceability of the restrictions set forth in the Loyalty Agreement and the Shares covered by this Award Agreement are mutually dependent elements of consideration, in the event that any such restriction is challenged in a legal proceeding and found unenforceable in any part deemed material by the Company, the Company shall have right to demand and receive from Employee all or some part of the sums and items referred in in parts (a), (b), and (c) above as a return or restoration of failed consideration.

6.            Restrictions on Transfer. The Employee’s right to receive Shares under this Award Agreement may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (except by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void. If the Employee attempts to dispose of or encumber the Employee’s right to receive Shares under this Award Agreement before such right becomes vested, then such right shall terminate and be canceled as of the date of such attempted transfer.

7.            Delivery of Shares.

(a)          General. If and as soon as practicable after the Employee’s right to receive Shares becomes vested in accordance with Section 3 of this Award Agreement above, the Company will cause such Shares to be issued and delivered to the Employee (or the Employee’s representative or beneficiary, as the case may be) as soon as practicable following vesting, but in no event later than March 15th of the year following the year in which the Employee’s right to receive the Shares vests. For the avoidance of doubt, if the Employee’s right to receive the Shares becomes vested as a result of a Change in Control, the Employee will be entitled to participate in the Change in Control transaction with respect to such Shares (less any Shares withheld to satisfy applicable tax withholding) on the same basis and in the same manner as other stockholders of the Company. Notwithstanding the foregoing, the issuance and delivery of Shares that become vested pursuant to this Award Agreement shall be deferred by the Committee if and to the extent necessary to avoid the imposition of additional tax under Section 409A of the Code.

(b)          Tax Withholding. The Company may require as a condition of the delivery of stock certificates pursuant to Section 7(a) of this Award Agreement above that the Employee remit to the Company or a subsidiary an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements attributable to the vesting or delivery of the shares represented by such certificate. In addition, or in the alternative, the Company may satisfy such tax withholding obligation in whole or in part by withholding Shares that would otherwise be delivered to the Employee (or the Employee’s representative or beneficiary) based upon the Fair Market Value of the Shares on the applicable settlement date.

8.            Deliveries in Lieu of Shares. In accordance with Section 2(b)(ix) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the Shares, the Company may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of Shares will include such deliveries of cash, other securities, other awards under the Plan or other property.

9.            Section 409A. This Award is intended to comply with Section 409A of the Code or an exemption thereunder and will be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award comply with Section 409A of the Code and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Award Agreement will be treated as a separate payment. Notwithstanding anything to the contrary in this Award Agreement, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Employee’s “separation from service” as defined in Section 409A of the Code shall instead be paid on the first payroll date after the six-month anniversary of the Employee’s separation from service (or the Employee’s death, if earlier). In no event may the Employee, directly or indirectly, designate the calendar year of payment and, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, if the period for the Employee’s consideration of a separation and general release agreement crosses two calendar years, such Shares will be issued and delivered in the second of such calendar years regardless of when the separation and general release agreement becomes effective.

10.          Capital Changes. This Award will be subject to Section 13(a) of the Plan in the event of a stock dividend, stock split, spin off or other recapitalization with respect to the outstanding shares of the Company’s common stock described in such Section 13(a).

11.          No Service Rights. Nothing contained in the Plan or this Award Agreement shall confer upon the Employee any right with respect to the continuation of the Employee’s employment or other service with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company at any time to terminate such relationship.

12.          Miscellaneous. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Award Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Award Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.      IN WITNESS WHEREOF, this Award Agreement has been executed as of the date first above written.

IN WITNESS WHEREOF, this Award Agreement has been executed as of the date first above written.

UPBOUND GROUP, INC.

By:

[Participant Name:First Name Last Name]

Employee Name

Employee Signature